FIRST AMENDMENT

TO

EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT ("First Amendment") is made and entered into as of the date of the last signature below by and between Norwell, Inc., a corporation organized under the laws of the State of Delaware and having its principal offices at 415 Jackson Hill, Houston, Texas ("Licensee") and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 1401 Rockville Pike, Suite 600, Rockville, Maryland ("Foundation") Licensee and Foundation are sometimes referred to herein individually as a "Party" or collectively as the "Parties".

WHEREAS, the Parties entered into an Exclusive License Agreement with an effective date of April 24, 2009 (the "Agreement");

WHEREAS, the Parties desire to amend certain terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this First Amendment, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Section 1.12 of the Agreement shall be deleted in its entirety and replaced with the following:

   1.12 "Nonroyalty Sublicense Income" means all sublicense issues fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty upfront fees and milestone payments (including the purchase of equity directly related to a sublicense) made by sublicensees to Licensee on account of sublicenses pursuant to this Agreement. However, Non-royalty Sublicense Income does not include payments to Licensee from sublicensees for the express purpose of being specifically allocated to support research, development, clinical trial, and manufacturing of Licensed Products or Licensed Processes.

2. Section 1.18, as expressed below, is added to the Agreement:

   1.18 "GP2 IND" means the Investigational New Drug application belonging to Dr. George Peoples known as Her2 – Neu Peptide (GP2) with Granulocyte Macrophage Colony Stimulating Factor (GM-CSF) Adjuvant, BB-IND#11730.

3. Section 3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

3.2 No later than thirty (30) days after the close of Licensee's Series A financing Licensee shall transfer to Foundation an equity position in Licensee equal to Ten percent (10%) of the outstanding shares of Licensee at that time.

4. Section 3.3 of the Agreement shall be deleted in its entirety and replaced with the following:

3.3 Licensee shall pay to the Foundation semi-annually, within sixty (60) days after each calendar half year ending June 30 and December 31, the greater of: (i) a semi-annual minimum royalty of Fifty Thousand dollars ($50,000.00); or (ii) a running royalty of Five percent (5%) of Net Sales by Licensee and sublicensees in a given jurisdiction covered by at least one Valid Claim existing in such jurisdiction and Two and One-Half percent (2.5%) of Net Sales by Licensee and sublicensees in a given jurisdiction not covered by any Valid Claim existing in such jurisdiction. In the case of sublicenses, Licensee shall also pay to the Foundation a royalty of Fifteen percent (15%) of Non-royalty Sublicense Income until the Commencement of the Phase III Clinical Trial. From the Commencement of the Phase III Clinical Trial and continuing thereafter, Licensee shall pay to the Foundation a royalty of Ten percent (10%) of Non-royalty Sublicense Income. Commencement of the Phase III Clinical Trial means the enrollment of the first patient in the Phase III Clinical Trial.

5. There is a typographical error in Section 3.4 of the Agreement. The reference to Section 3.2 in Section 3.4 should be a reference to Section 3.3. Accordingly, Section 3.4 of the Agreement shall be deleted in its entirety and replaced with the following corrected version:

3.4 No later than January 1 of each calendar year after the Effective Date of this Agreement, Licensee shall pay to the Foundation the following non-refundable license maintenance royalties. Such maintenance royalty payments may be credited against running royalties due (pursuant to Section **3.3**) for that calendar year only, and Royalty Reports (pursuant to Section 5.3) shall reflect such a credit. Such payments shall not be credited against any milestone payments nor against royalties due for any other calendar year.

<u>Patent 1</u>:	
January 1, 2010	$12,500.00
January 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of an NDA for a Licensed Product or Licensed Process utilizing Patent 1	$25,000.00
<u>Patent 2</u>:	
January 1, 2010	$12,500.00
January 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of an NDA for a Licensed Product or Licensed Process Utilizing Patent 2	$25,000.00

6. Section 3.5 of the Agreement shall be deleted in its entirety and replaced with the following:

3.5 Licensee shall pay to the Foundation the following milestone payment(s) within thirty (30) days after the associated milestone occurs (in each instance):

<u>Licensed Product or Licensed Process Utilizing Patent 1:</u>	
Commencement of Phase III Clinical Trial	$150,000.00
Filing of an NDA	$600,000.00
Marketing Approval	$850,000.00
First commercial sale	$1,250,000.00

<u>Licensed Product or Licensed Process Utilizing Patent 2:</u>	
Commencement of Phase III Clinical Trial	$150,000.00
Filing of an NDA	$600,000.00
Marketing Approval	$850,000.00
First commercial sale	$1,250,000.00

7. Section 3.6 of the Agreement shall be deleted in its entirety and replaced with the following:

3.6 Licensee agrees to pay Foundation Three Million Dollars ($3,000,000.00) in support of the GP2 breast cancer vaccine Phase II clinical trial (hereinafter "Clinical Trial Financial Support"). Licensee acknowledges that the GP2 breast cancer vaccine Phase II clinical trial has already commenced and that the Parties intend Licensee's Clinical Trial Financial Support to cover past, ongoing, and future expenses associated with the GP2 breast cancer vaccine Phase II clinical trial. Prior to 5:00pm (EDT) on February 9, 2010, Licensee shall pay Foundation Three Hundred Thousand Dollars ($300,000.00) towards its Clinical Trial Financial Support obligation. Beginning no later than July 1, 2010 and continuing on a quarterly basis thereafter, Licensee shall pay Foundation additional amounts towards Licensee's Clinical Trial Financial Support obligation in accordance with the following schedule:

July 1, 2010	$150,000.00
October 1, 2010	$150,000.00
January 1, 2011	$350,000.00
April 1, 2011	$350,000.00
July 1, 2011	$350,000.00
October 1, 2011	$350,000.00
January 1, 2012	$250,000.00
April 1, 2012	$250,000.00
July 1, 2012	$250,000.00
October 1, 2012	$250,000.00

In the event the GP2 breast cancer vaccine Phase II clinical trial is terminated prior to completion of the trial, Licensee's Clinical Trial Financial Support obligation will be adjusted proportionally to correspond to the reduced number of patients enrolled.

8. Section 4.2 of the Agreement shall be deleted in its entirety and replaced with the following:

4.2 Within thirty-six (36) months of the Effective Date, Licensee shall raise at least Three Million Dollars ($3,000,000.00) in funding (whether by debt, equity, or grant) and provide evidence of same to Foundation.

9. Subsection 5.3(c) of the Agreement shall be deleted and replaced with the following:

(c) Late payments shall be subject to a charge of one and one-half percent (1-1/2%) per month ("Late Charge"). The Late Charge shall accrue upon the first day the payment is past due and be reassessed at the beginning of each subsequent month the payment continues to remain unpaid. To illustrate, if a payment is due on July 1st and the payment is not paid by July 1st, a Late Charge will accrue and become due on July 2nd. If the payment remains unpaid on August 1st, another Late Charge will accrue and so on.

10. Section 5.6 of the Agreement shall be deleted in its entirety and replaced with the following:

5.6 Foundation shall make available to the Licensee all preclinical, manufacturing, and clinical data and information in its possession related to the Patent Rights licensed hereunder. The Parties acknowledge and agree that the GP2 IND shall remain with Dr. George Peoples unless and until Licensee and Dr. Peoples agree to transfer the IND to Licensee.

11. Section 5.7, as expressed below, is added to the Agreement:

5.7 No later than forty-five (45) days after the end of each calendar quarter that the GP2 breast cancer vaccine Phase II clinical trial continues, Foundation shall provide to Licensee a written report on the progress of the GP2 breast cancer vaccine Phase II clinical trial.

12. Section 5.8, as expressed below, is added to the Agreement:

5.8 Licensee shall provide to Foundation and Foundation shall provide to Licensee, without delay, copies of all FDA submissions and correspondence each has in its possession related to Licensed Products and Licensed Processes.

13. Section 7.2 of the Agreement shall be deleted in its entirety and replaced with the following:

7.2 Licensee shall reimburse the Foundation for all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 1 ("Patent 1 Patent Expenses").

(a) Licensee shall reimburse Foundation for all Patent 1 Patent Expenses incurred prior to January 1, 2011 no later than April 28, 2011. On or about March 1, 2011, Foundation shall provide Licensee with an invoice that describes the outstanding Patent 1 Patent Expenses incurred prior to January 1, 2011. Licensee shall pay the invoice in full no later than April 28, 2011.

(b) Notwithstanding the reimbursement schedule in Section 7.2(a), upon Licensee raising Five Million Dollars ($5,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 1 Patent Expenses the Foundation has incurred.

(c) Upon the first reimbursement of Patent 1 Patent Expenses based on 7.2(a) or 7.2(b), Licensee shall thereafter reimburse Foundation for all Patent 1 Patent Expenses on a continuing basis within thirty (30) days after Licensee's receipt of invoices from the Foundation. Late Payment of these invoices shall be subject to interest charges of one and one-half percent (1 ½%) per month.

14. Section 7.3 of the Agreement shall be deleted in its entirety and replaced with the following:

7.3 Licensee shall reimburse the Foundation for fifty percent (50%) of all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 2 ("Patent 2 Patent Expenses").

(a) Licensee shall reimburse Foundation for all Patent 2 Patent Expenses incurred prior to January 1, 2011 no later than April 28, 2011. On or about March 1, 2011, Foundation shall provide Licensee with an invoice that describes the outstanding Patent 2 Patent Expenses incurred prior to January 1, 2011. Licensee shall pay the invoice in full no later than April 28, 2011.

(b) Notwithstanding the reimbursement schedule in Section 7.3(a), upon Licensee raising Five Million Dollars ($5,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 2 Patent Expenses the Foundation has incurred.

(c) Upon the first reimbursement of Patent 2 Patent Expenses based on 7.3(a) or 7.3(b), Licensee shall thereafter reimburse Foundation for all Patent 2 Patent Expenses on a continuing basis within thirty (30) days after Licensee's receipt of invoices from the Foundation. Late Payment of these invoices shall be subject to interest charges of one and one-half percent (1 ½%) per month.

15. Subsection 10.2(a) of the Agreement shall be deleted and replaced with the following:

(a) if Licensee does not make any payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with subsection 5.3(c)) within sixty (60) days after the receipt of notice in writing of such non-payment by the Foundation.

16. Subsection 10.2(e) of the Agreement shall be deleted and replaced with the following:

(e) if Licensee fails to raise at least Three Million Dollars ($3,000,000.00) in funding (whether by debt, equity, or grant) within thirty-six (36) months of the Effective Date in accordance with Section 4.2 and provide evidence of same to the Foundation within thirty (30) days thereafter.

17. In consideration for the Foundation agreeing to delay its recovery of Licensee's Clinical Trial Financial Support and reimbursement by Licensee of Patent 1 and Patent 2 Patent Expenses, Licensee agrees to pay Foundation Forty Thousand

Dollars ($40,000.00) ("Delay Fees"), which shall be made in calendar year 2011 in four installments of Ten Thousand Dollars ($10,000.00) each, the dates of such Delay Fee payments corresponding to the dates of Licensee's Clinical Trial Financial Support payments (i.e., January 1, 2011, April 1, 2011, July 1, 2011, and October 1, 2011).

18. The Parties acknowledge and agree that, except as set forth in this First Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this First Amendment to be executed by their respective duly authorized representatives.

The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc.

John W. Lowe

Name: John W. Lowe
Title: President & CEO
Date: Feb 12, 2010

Norwell, Inc.

Name: Snehal S. Patel
Title: Chief Financial Officer
Date: February 9, 2010